Exhibit 99.2
Double Eagle Petroleum Company
P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
From the desk of Steve Hollis, President
FOR RELEASE AT 6:00 AM, EST
Date: August 10, 2006
Double Eagle Petroleum Reports 2nd Quarter Results
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported that revenues for the six months ended June 30, 2006 were $8,681,000 compared to $8,915,000 for the six months ended June 30, 2005. Net income for the six month period was $1,102,000, or $.13 per share, compared to $1,601,000, or $.19 per share, in the first six months of 2005. Net cash flow from operating activities for the first six months of 2006 was $6,879,000, up 36.5% from $5,038,000 in 2005.
Production volumes for the six month period ended June 30, 2006, decreased 8% to 7,817 mcfe per day from 8,512 mcfe per day in the first six months of 2005. Average prices received for the production were up 6% to $6.11 per mcfe in the first six months of 2006 compared to $5.78 per mcfe in the first six months of 2005. An “mcfe” is a thousand cubic feet equivalent with oil volumes converted to gas at 1 barrel of oil equal to 6,000 cubic feet of gas.
Net income for the first six months of 2006 decreased 31% to $1,102,000 compared to $1,601,000 in the first six months of 2005. Revenues declined slightly for the first six months of 2006 compared to the same period in 2005 with the additional impact to net income coming almost entirely from a $584,000 increase in general and administrative expenses. The increase in general and administrative expenses results primarily from the adoption of SFAS 123R in the first quarter of 2006 ($333,000 through June 30, 2006), Sarbanes Oxley related costs (ongoing of $43,000 plus one-time costs of $63,000), and consulting fees ($165,000), offset partially by normal ongoing fluctuations in general and administrative costs. Cash flows from operating activities rose to 79% of total revenue compared to 57% of total revenue in the first six months of 2005. However, that increase was largely due to normal changes in current assets and current liabilities, as required by generally accepted accounting principles to be included in net cash provided by operating activities.
Revenues for the second quarter ended June 30, 2006 decreased 6.3% to $4,074,000 compared to $4,347,000 for the quarter ended June 30, 2005. Net income was $264,000, or $.03 per share, compared to $776,000, or $.09 per share, in the second quarter of 2005.
Production volumes for the quarter ended June 30, 2006, increased 6% to 8,506 mcfe per day from 8,058 mcfe per day in the second quarter of 2005. The increase in volumes results largely from workovers in the Cow Creek field that were completed in 2005 and are resulting in benefits in production volumes in 2006. Average prices received for the production were down 11% to $5.24 per mcfe in the second quarter of 2006 compared to $5.91 per mcfe in the second quarter of 2005.
Net income for the second quarter of 2006 decreased 66% to $264,000 compared to $776,000 in the second quarter of 2005. Revenues declined $273,000 for the second quarter of 2006 compared to the same period in 2005 with the additional impact to net income coming almost entirely from a $306,000 increase in general and administrative expenses, partially offset by normal changes in other costs and expenses. The increase in general and administrative expenses results primarily from the adoption of SFAS 123R in the first quarter of 2006 ($220,000 in the second quarter 2006), Sarbanes Oxley related costs, and consulting fees, offset partially by normal ongoing fluctuations in general and administrative costs.
At the Pinedale Anticline, the drilling season opened on May 1, 2006 and the Company expects 10 wells to be drilled on its leasehold this year. Five wells had been started on the acreage by August 1. Questar expects to continue work on its 19,000 foot deep test as of May 1. Double Eagle has no financial interest in the deep test, but results of this test will help evaluate the potential of the Company’s interests nearby.
At South Fillmore, a fracture stimulation of the sandstone next to the coal was successfully completed August 9, 2006. Over 200,000 pounds of sand were injected into fractures in the formation. Prior to perforating and fracture stimulating the sandstone, testing through perforations in the coal section found it saturated with gas and oil. The Company will attempt to produce the reserves in the coal through the perforations and fracture stimulation in the sandstone.
At Cow Creek Field, the Cow Creek Unit Deep #2 has been drilled through the Nugget and Frontier Sandstones which appear to be very prospective and the Company is attempting to run seven inch casing at 9,922 feet. The coal bed wells and the Mad #1 well were selling 6.25 million cubic feet of gas on August 9, 2006.
Christmas Meadows Prospect is scheduled to commence drilling in late August. The drilling rig that is being utilized in the drilling of the Cow Creek Deep #2, will drill the Table Top Unit #1 well on the Christmas Meadows Prospect.

SUMMARY STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Six months ended June 30,			Quarter ended June 30,
	2006	2005	%Change	2006	2005	%Change
Revenues

Oil and gas sales	8,646	8,898		4,052	4,334
Other Income	35	17		22	13
Total Revenue	8,681	8,915	-2.6%	4,074	4,347	-6.3%

Expenses

Lease operating expenses	1,684	1,762		808	931
Production taxes	1,018	962		495	471
Exploration expense	92	86		60	25
Write-offs and Abandonments	14	41		14	24
Total Expenses	2,808	2,851		1,377	1,451

Gross Margin	5,873	6,064	-3.1%	2,697	2,896	-6.9%

General and administrative	1,949	1,365		1,081	775
Depletion, depreciation, amortization, impairments	2,164	1,937		1,167	954
Other (income) expense, net	64	337		43	-9

Pre-tax income	1,696	2,425	-30.1%	406	1,176	-65.5%

Provision for income taxes	594	825		142	400

Net Income	1,102	1,600	-31.1%	264	776	-66.0%

Net Income per share
Basic	0.13	0,19		0.03	0.09
Diluted	0.13	0.19		0.03	0.09

Weighted average shares outstanding shares outstanding
Basic	8,625	8,549		8,633	8,562
Diluted	8,651	8,622		8,659	8,625

SELECTED BALANCE SHEET DATA
(in thousands)

	30-Jun-06	31-Dec-05	% Change
Total assets	$46,947	$44,211	6.2%
Total long-term debt	3,190	3,000	6.3%

Stockholders’ equity	31,531	29,778	5.9%
SELECTED CASH FLOW DATA
(in thousands)

	2006	2005	% Change
Net cash provided by operating activities	6,879	5,038	36.5%
SELECTED OPERATIONAL DATA

	Six Months Ended		Quarter Ended
	June 30,		June 30,
	2006	2005	2006	2005
Total production (Mcfe)	1,414,954	1,540,594	774,041	733,257

Average price per Mcfe	6.11	5.78	5.24	5.91

About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company’s current areas of exploration and development focus on Southwestern Wyoming, the Powder River Basin and the Wind River Basin in Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
Steve Hollis, President
(307) 237-9330